Exhibit 10.6

ALLONGE TO COMMON STOCK PURCHASE WARRANT

Allonge (this “Allonge”) to that certain Common Stock Purchase Warrant (the “Warrant”) attached hereto as Exhibit 1 from Bionik Laboratories Corp. (the “Company”), and issued to [                                        ]., as Holder (the “Holder”).

The Company and Holder agree that the Warrant shall be revised as follows:

1.	The Termination Date shall be on the five (5) year anniversary of the Issue Date, not the three (3) year anniversary as originally provided in the Warrant.

2.	The definition of New Round Stock should be added to read as follow:

““New Round Stock” means, the securities (or units of securities if more than one security are sold as a unit) issued by the Company in one or more tranches in the context of the Qualified Financing.”

3.	The definition of “Share Limit” in Section 1(d) of the Warrant shall be amended and replaced to read as follows:

““Share Limit” means the number of shares determined by multiplying the aggregate principal amount of Promissory Notes by 20%, and then dividing such product by the Exercise Price.”

4.	The definition of “Exercise Price” in Section 2(b) shall be amended and replaced to read as follows:

“Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be the lowest issuance (or conversion) price of A) New Round Stock in case there is more than one tranche of New Round Stock in a Qualified Financing or B) the average VWAP for the sixty (60) Trading Days immediately prior to January 30, 2018, or C) twenty-five cents ($0.25) in all cases subject to adjustment hereunder (the “Exercise Price”).”

Except as expressly reflected herein, the Warrant will remain in full force and effect. This Allonge is intended to be attached to and made a permanent part of the Warrant.

Dated as of the [    ] day of August, 2017.

The Company:	BIONIK LABORATORIES CORP.

By:
Name:
Title:

Holder:	[INVESTOR NAME]

By:
Name:
Title: